EXHIBIT 3

Investor
SEDAR PROFILE # 20964	Computershare Trust Company of Canada	Services
Computershare Investor Services Inc.
www.computershare.com
Canada
Australia
March 16, 2007		Channel Islands
Hong Kong
Germany
Ireland
New Zealand
To: All Canadian Securities Regulatory Authorities		Philippines
South Africa
United Kingdom
USA
Subject: Peru Copper Inc.
Dear Sirs:
We advise the following with respect to the upcoming Meeting of Holders for the subject Corporation:

1.	Meeting Type:	Annual Special Meeting

2.	Security Description of Voting Issue:	Common

3.	CUSIP Number:	715455101

	ISIN:	CA7154551013

4.	Record Date for Notice of Meeting:	April 10, 2007

	Record Date for Voting:	April 10, 2007

5.	Meeting Date:	May 18, 2007

6.	Meeting Location:	Metropolitan Hotel Vancouver, BC

Sincerely,

Computershare Investor Services Inc.
Agent for Peru Copper Inc.